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                           GTE Southwest Incorporated

                                                                     EXHIBIT 12
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                                             Years Ended December 31,
                                                 ----------------------------------------------------------------------------------
(Dollars in Millions)                                      2001               2000            1999           1998            1997
-----------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes
   and extraordinary item                                $307.0             $433.1(a)       $521.6         $380.1          $430.4
Equity in loss from affiliate                              19.2                1.1             ---            ---             ---
Interest expense                                           50.0               61.7            73.2           70.9            61.1
Portion of rent expense representing interest               6.8                7.1             5.9            7.8             4.9
Amortization of capitalized interest                         .5                 .7              .8             .6              .5
                                                 ----------------------------------------------------------------------------------
Earnings, as adjusted                                    $383.5             $503.7          $601.5         $459.4          $496.9
                                                 ==================================================================================
Fixed charges:
Interest expense                                         $ 50.0             $ 61.7          $ 73.2         $ 70.9          $ 61.1
Portion of rent expense representing interest               6.8                7.1             5.9            7.8             4.9
Capitalized interest                                         .8                 .9             2.4            2.0             2.9
                                                 ----------------------------------------------------------------------------------
Fixed Charges                                            $ 57.6             $ 69.7          $ 81.5         $ 80.7          $ 68.9
                                                 ==================================================================================
Ratio of Earnings to Fixed Charges                         6.66               7.23            7.38           5.69            7.21
                                                 ==================================================================================

(a) Excludes a gain of $1,155.0 million on sale of assets.